FIRST MIDWEST BANCORP, INC.
COMPENSATION AWARD AGREEMENT

This Compensation Award Agreement (the “Agreement”) is effective as of January 1, 2010 by and between First Midwest Bancorp, Inc., a Delaware corporation (“FMBI ”) and the executive of the Company or First Midwest Bank (the “Bank”) named on Exhibit A (the “Grantee ”).  FMBI and the Bank shall be referred to herein as the “Company”.

1.           Award: The Company has approved an adjustment (increase) in your salary for fiscal year 2010 in an amount set forth as the “Annual Salary Adjustment Amount” to be paid in bi-weekly installments. This Agreement evidences the grant to you of awards (“Awards”) of the portion of such salary increaseto be paid in shares of FMBI common stock (“Shares”) pursuant to your election, as provided by and pursuant to the terms and conditions set forth in this Agreement. Unless otherwise determined from time to time by either the FMBI Board of Directors (“Board”) or the Compensation Committee of the Board (“Committee”) in their discretion, the aggregate amount of your Annual Salary Adjustment Amount that shall be paid in the form of Awards shall be determined in accordance with Section 2 below.

2.           Pay Period Grants: The portion of the Annual Salary Adjustment Amount payable to you for each pay period ending on or after January 1, 2010 (each a “Pay Period”) shall be the “Pay Period Amount” as defined on Exhibit A net of applicable federal or state withholding obligations of the Company and deductions, in accordance with established Company payroll procedures (each a “Net Pay Period Amount”) on the Grant Date as defined by Exhibit A. Pursuant to your payment elections, which you have communicated to the Company and which have been acknowledged and agreed to by the Company, each Net Pay Period Amount shall be paid to the Grantee:

a.	25% in cash; and

b.
75% in an Award of Shares which shall be calculated by: (i) multiplying the Net Pay Period Amount by .75 (the “Share Value Amount”); and (ii) dividing the Share Value Amount by the closing price of the Shares as of the date immediately preceding the Grant Date.  If any fractional share results for this calculation, the number of Shares shall be rounded down to the nearest whole share with cash paid in lieu of the fractional share.

The cash paid and Shares awarded pursuant to (a) and (b) above will be paid and issued on the Grant Date or as soon thereafter as administratively practicable in accordance with established payroll procedures.

3.           Shares:  Any Shares issued pursuant to Section 2 will be 100% vested upon the Grant Dates. As a condition to receiving any Awards under this Agreement, and notwithstanding termination of employment other than due to death or permanent disability, you hereby agree to hold and not transfer, for the entire period during which the Company has any obligations outstanding under the Troubled Asset Relief Program (the “Restriction Period”), 100% of the Shares received. If furtherance of your agreement to not transfer the Shares, you agree that the Company may retain custody of the Shares. Such transfer restrictions shall terminate upon the earlier of the end of the Restriction Period or the date which is one month following the date of your death or permanent disability. For avoidance of doubt, upon termination of employment for any other reason, the Shares shall remain subject to the transfer restrictions.  Notwithstanding any other provision of this Agreement, the Company may postpone the release of the Shares until it receives satisfactory proof that the subsequent transfer of  such Shares will not violate any of the provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission  (the  “SEC”) promulgated thereunder, or the requirements of the securities exchange upon which shares of FMBI stock are then trading or any applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules.  You understand that the Company has not registered the Shares, and is under no obligation to register or qualify the Shares, with the SEC, any state securities commission or any stock exchange to effect such compliance. The issuance of Shares under this Agreement is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the common stock may be listed at the time of issuance.  You agree that the Company may place a legend on the Shares reflecting the foregoing.

 4.             Termination of Employment:  Your rights in respect of future grants of Awards shall immediately terminate upon your termination of employment, except that you shall be entitled to receive an Award determined in accordance with Section 2 accrued through the date of termination of employment but had not yet been paid.  Unless extended by the Committee or Board, your right to Awards under this Agreement will terminate for service periods after December 31, 2010.

5.           Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Agreement will be assignable or transferable, and neither you nor your beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Agreement, and (ii) the rights and the benefits of this Agreement may be exercised and received during your lifetime only by you or your legal representative.

6.           No Obligation to Employ.  Nothing in this Agreement shall confer on you any right to continue in the employ of, or to continue or establish any other relationship with, the Company, or limit in any way the right of the Company to terminate your employment or other relationship at any time, with or without cause.

7.           Amendment; Committee Discretion.  The Committee may at any time amend the terms and conditions set forth in this Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Agreement with respect to amounts that you have already earned and accrued without your prior written consent (or the consent of your estate, if such consent is obtained after your death).   Any amendment of this Agreement shall be in writing signed by an authorized member of the Company.  The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

8.           Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to you shall be in writing and addressed to your address indicated in your employment file.

9.           Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to that body of law pertaining to choice of law or conflict of laws.

11.           Regulatory Matters/Compliance with Laws.  Compensation under this Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government, as the same are in effect from time to time.  You may receive compensation under this Agreement only to the extent that it is consistent with those regulations and requirements.   In the event that the grant, payment, settlement, or accrual of amounts under this Award or any term of this Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by Committee in its sole discretion, then the Committee may unilaterally modify the terms of this Agreement or any Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of you, such consent being given through your acceptance of any Award.   In addition, any Shares acquired by you pursuant to this Agreement or any Award, or any proceeds from the disposition of any such Shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted above.

FIRST MIDWEST BANCORP, INC. By:
Name: Michael L. Scudder Title: President and Chief Executive Officer
By:
Name:

SCHEDULE A

Grantee Name:
Aggregate Annual Salary Adjustment Amount:
Pay Period Amount:
Grant Date:	Each applicable payroll date during the 2010 fiscal year.